APPENDIX IV-32

LIST OF FUNDS

SERVICES & FEES

This Appendix IV-32 is part of the Fund Services Agreement (the “Agreement”), dated May 17, 2011, between Northern Lights Fund Trust II (the “Trust”) and Gemini Fund Services, LLC (“GFS”) and supersedes and replaces any existing Appendix IV to the Agreement relating to the Fund(s) identified below. Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-32 along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have meanings ascribed to them in the Agreement.

EFFECTIVE DATE

The Effective Date for the Fund(s) set forth on this Appendix IV-32 shall be the later of the date of this Agreement or upon commencement of operations.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund Name	Board Approval Date
Dynamic International Opportunity Fund	January 24, 2018
Dynamic U.S. Opportunity Fund	January 24 2018

Funds with the same investment adviser are collectively referred to as a “Fund Family.”

SELECTED SERVICES and FEES

The Fund(s) shall pay to GFS the following fees: (unless otherwise specified, all basis point fees will be calculated based upon the average net assets of a Fund Family for the previous month).

Fund Accounting Fees and Fund Administration Fees

1.       Base annual fee: The greater of $50,000.00

-OR-

10 basis points or 0.10% on net assets up to $50 million,

8 basis points or 0.08% on net assets of $50 million to $100 million,

6 basis points or 0.06% on net assets of $100 million to $250 million,

5 basis points or 0.05% on net assets of $250 million to $500 million,

3 basis points or 0.03% on net assets of $500 million to $2 billion;

2 basis points or 0.02% on net assets greater than $2 billion.

2.	Price Quotes. The charges for securities/commodity price quotes are determined by GFS’s cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

$ 0.10 Domestic and Canadian Equities, Mutual Funds, ADRs, ETFs
$ 0.40 Non-North American Equities
$ 0.55 Corporate/Govt/Agency Bonds, Money Markets, Mortgage Backed Securities
$ 0.60 Municipal Bonds
$ 0.75 High Yield Bonds
$ 1.00 Non-North American Bonds
$ 0.15 Options
$ 0.25 Futures
$ 0.75 Reverse Mortgage Backed Securities
$ 1.00 Asset Backed & CMO Securities
$ 3.50 CLO
$ 3.50 CDO
$ 15.00 Leverage Loans/Bank Loans [monthly]
$ 62.50 CDX [monthly]
$ 62.50 CDS [monthly]

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$100 per month up to 10 manual inputs

3.	Additional Charges.
a.	Out-of-pocket expenses. The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).
b.	Manual processing fee. The Fund(s) shall pay an additional charge of $500.00 per month for portfolios that transmit daily trades via facsimile as opposed to utilizing an electronic format.
c.	SSAE 18 expense. Each Fund shall pay its allocated portion of the GFS annual SSAE 18 review.
d.	FIN 48 Compliance fee. Each Fund shall pay GFS $495.00 per calendar quarter for FIN 48 Compliance.
e.	Fund Accounting Data De-Conversion fee. Each Fund shall pay a Fund Accounting record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.
f.	Fund Administration Data De-Conversion fee. Each Fund shall pay a Fund Administration record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

4. State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay GFS the following fees per state registration:

Initial registration	$ 295.00
Registration renewal	$ 150.00
Sales reports (if required)	$ 25.00

Transfer Agency Fees

1.	Base annual fee: $16.00 annual fee per open account

($2.00 annual fee per closed account)

The base annual fee is subject to an $18,000.00 minimum annual fee for a Fund’s initial two share classes and $18,000.00 per Fund share class thereafter.

2.	General Activity Charges:

Customer Service Calls	$ 2.50 per call
Manual Transactions	$ 1.00 per transaction
New Account Opening (manual)	$ 2.50 per account
New Account Opening (electronic)	$ 0.40 per account
Incoming IRA Transfer from prior custodian	$25.00 per transfer
IRA Transfer to successor custodian	$25.00 per transfer
Refund of Excess Contribution	$15.00 per refund
Distribution to IRA Participant	$15.00 per distribution

Check this box to elect 24-Hour Automated Voice Response

24 Hour Automated Voice Response Charges:
Initial set-up (one-time) charge	$1,500.00 per Fund Family
Monthly charge	$50.00 per Fund

3.	Web Package Fees: the initial installation charges for the web packages described below shall be reduced by 20% if two packages are selected or 30% if all three are selected.

Check this box for Shareholder Desktop Web Package (described below)

$1,500.00 initial installation charge

$2,000.00 annual maintenance (invoiced annually in advance)

Check this box for Shareholder Desktop Online New Accounts (described below)

$2,500.00 initial installation charge

Check this box for Fund Data Web Package (described below)

$2,500.00 initial installation charge

$1,500.00 annual maintenance (invoiced annually in advance)

4.       Additional Charges:

a.	Transfer Agency De-Conversion fee. Each Fund shall pay a Transfer Agency record data de-conversion fee in the amount of $15,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.
b.	Rule 22c-2 compliance support fee. The Funds shall pay a $100.00 monthly administration fee for Rule 22c-2 compliance support per Fund Family, plus an additional monthly fee of $25.00 per Fund.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

GFS Senior & MIS Staff	$200.00 per hour
GFS Junior Staff	$100.00 per hour

Out-of-Pocket Expenses

The Trust shall reimburse GFS for all out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including but not limited to the following:

o Anti-ID Theft Monitoring	o Pro rata portion of annual SSAE 18 review
o Bank Account and other Bank Fees	o Proxy Services
o Customer Identification/AML Program Costs	o Record Storage
o Fund Stationery and Supplies	o Regulatory fees and assessments
o Locating Lost Shareholders/Escheatment Costs	o State and Federal filing fees and assessments
o NSCC Charges	o Tax Reporting
o Postage	o Telephone and Toll Free Lines
o Pre and Post Sale Fulfillment	o Travel Requested by the Trust
o Printing Fund Documents

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV-32 to the Fund Services Agreement effective as of January 24, 2018.

NORTHERN LIGHTS FUND TRUST II GEMINI FUND SERVICES, LLC

By: /s/ Kevin Wolf By: /s/ Kevin Hesselbirg

Kevin Wolf Kevin Hesselbirg

President Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of this Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) GFS's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any GFS employees who are involved in the procurement of the Services under this Agreement then GFS may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to GFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Innealta Capital, LLC

12117 FM 2244

Building 3, Suite 170

Austin, TX 78738-6312

By:_/s/ Vito Sciaraffia

Name: Vito Sciaraffia

Title: Chief Investment Officer

Shareholder Desktop Web Package

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

Fund Administrator
Broker/Dealer
Broker/Dealer Branch
Registered Representative
Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

Portfolio Summary
Account Position
Transaction History
General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

Exchanges
Purchases
Redemptions
Prospectus and SAI Access

Account Maintenance

Change of Shareholder Information
o	Address
o	Phone Number
o	Email Address

Online Statement Access

Quarterly Statements and Confirms
Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)
o	Statements
o	Confirms
o	Regulatory Mailings

Shareholder Desktop Online New Accounts

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.

E-Signature capability

Fund Data Web Package

Performance Web Page

  Comprehensive performance report hosted by GFS
    Fund performance updated nightly
    Up to 20 indexes available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel
    Growth of $10,000 graph available

Holdings web page

  Fund holding updated periodically to meet fund disclosure rules hosted by GFS
    Fund holding updated periodically to meet fund disclosure rules
    Top ten report available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

  Provides historical NAV information for a specified period of time and for a specified fund
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

  Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
    Request is automatically routed online to the Shareholder Services Team at GFS for processing
    Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)